EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189393, 333-190177 333-197407, 333-205827, 333-211379, 333-218431, 333-226245,333-236105 and 333-256489) and on Form S-3 (Nos. 333-150087, 333-162303, 333-165784 333-186855, 333-189392, 333-197405, 333-199359, 333-208923, 333-209528, 333-211919, 333-215792, 333-219783, 333-229349 and 333-260438) of our report dated January 27, 2022 relating to the financial statements and schedule of NeuroMetrix, Inc. (the Company), as of and for the years ended December 31, 2021 and 2020, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP
Baker Tilly US, LLP
Tewksbury, Massachusetts
January 27, 2022